Exhibit 4.5

DATED January 11, 2021

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

and

LONGWATER TOPCO B.V.

REGISTRATION RIGHTS

AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	2
2.	DEMAND REGISTRATION	5
3.	PIGGYBACK REGISTRATIONS	7
4.	REGISTRATION PROCEDURES	9
5.	REGISTRATION-RELATED INDEMNIFICATION.	11
6.	ADDITIONAL REGISTRATION-RELATED UNDERTAKINGS	14

THIS REGISTRATION RIGHTS AGREEMENT is made on January 11, 2021

BY AND BETWEEN:

(1)	FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD., an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”); and

(2)	LONGWATER TOPCO B.V., a private company with limited liability incorporated in the Netherlands (the “Investor”),

(each a “Party”, collectively, the “Parties”).

WHEREAS, as of the date hereof, the Investor owns Registrable Shares (as defined below); and

WHEREAS, the Parties desire to set forth certain registration rights applicable to the Registrable Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Applicable Securities Laws” means the securities law of the United States of America, including the US Securities Exchange Act of 1934 and the Securities Act, and any applicable securities law of any state of the United States of America;

“Exempt Registrations” has the meaning given to it in clause 3.4;

“Form F-3” means Form F-3 promulgated by the SEC under the Securities Act or any successor form or substantially similar form then in effect;

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, judicial, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any stock exchange, any court, tribunal or arbitrator or self-regulatory organization (including the New York Stock Exchange and the Nasdaq Stock Market) with competent jurisdiction;

“Qualified IPO” means a first firm commitment underwritten public offering of the Shares:

(1)	made pursuant to an effective registration statement under the U.S. Securities Act 1933, which results in the Shares trading publicly on the New York Stock Exchange;

(2)	with the offering of Shares of not less than US$100 million (including the offering of certain Shares held by the Investor with an aggregate price of not less than US$25 million);

(3)

which offering shall value the Shares (including 22,767,690 Shares held by the Investor as of the date hereof, and all new Shares issued by the Company in the Qualified IPO) in aggregate at not less than US$285 million immediately upon closing of such offering; and

(4)

where the Investor shall have the right to offer certain of its Shares at the Qualified IPO share price with an aggregate price of not less than US$25 million as part of the offering, which shall result in the Investor holding less than 5% of the total issued and outstanding share capital of the Company immediately after such offering (without taking into account the 8,528,060 Shares held by the Investor).

“Law” or “Laws” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority;

“Person” shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority;

“Registrable Holders” means the Investor and its transferees or affiliates;

“Registrable Shares” means the Shares owned by the Investor and its transferees or affiliates;

“Registration” means a registration under the Securities Act effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

1.2	“Shares” means the Company’s ordinary shares issued and outstanding (whether or not represented by American depositary shares), par value US$0.00001 each.

Interpretations

(a)	Affiliate

The word “affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any investment fund or company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person.

(b)	Control

The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

(c)	Headings

The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(d)	Including

Unless a contrary indication appears, a reference in this Agreement to “including” and “in particular” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

(e)	Modification etc of Statutes

References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

(f)	Others

(i)	References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

(ii)	References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(iii)

References to a “person” include any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization, venture capital fund, management company or other entity or organization or unincorporated association (whether or not having separate legal personality).

(iv)	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(v)	References to those of the Parties that are individuals include their respective legal personal representatives.

(vi)	References to “writing” or “written” includes any electronic and any other non-transitory form of visible reproduction of words.

(vii)	References to an “agreement” includes any document or deed, an arrangement and any other kind of commitment;

(viii)	References to a “right” includes a power, a remedy and discretion; and

(ix)	References to one gender include all genders and references to the singular include the plural and vice versa.

2.	DEMAND REGISTRATION

2.1	Registration on Form F-1

(a)

Subject to the terms of this Agreement, at any time or from time to time after the date that is six (6) months after the consummation of the Qualified IPO, any Registrable Holder may make a written request (a “Demand Notice”) to the Company for registration under the Securities Act of all or any portion of their Registrable Shares on a Form F-1 Registration Statement (a “Demand Registration”), provided that the anticipated aggregate gross offering price pursuant to such Demand Registration shall be no less than US$5.0 million. Each Demand Notice shall specify the aggregate amount of Registrable Shares of the Registrable Holder to be registered and the intended methods of disposition thereof.

(b)

Upon receipt of a Demand Notice, the Company shall use its best efforts to promptly file with the SEC a Registration Statement relating to such Demand Registration, in any event i) within twenty (20) days following the delivery of such Demand Notice if it is not required or desirable to include additional financial statements in the Registration Statement; or ii) within sixty (60) days following the delivery of such Demand Notice if it is required or desirable to include, and the Company in facts includes, additional financial statements in the Registration Statement, and use its best efforts to cause the Registrable Shares specified in the Demand Notice to be Registered and/or qualified for sale and distribution, in any event i) within ten (10) days following the filing of the Registration Statement if the SEC staff declares that it will not review the Registration Statement; or ii) within sixty (60) days following the filing of the Registration Statement if the SEC staff reviews the Registration Statement in connection with the Demand Registration.

(c)

The Company shall be obligated to consummate no more than three (3) Demand Registrations initiated by Registrable Holders pursuant to this subclause (c) that have been declared effective. For the avoidance of doubt, if a Registration is terminated or withdrawn prior to being declared effective by the SEC for any reasons other than the Registrable Holder’s voluntary withdrawal from the Registration (excluding any withdrawal made pursuant to clause 2.4), such Registration shall not be deemed to constitute one Demand Registration under this subclause (c).

2.2	Registration on Form F-3

(a)	The Company shall use its best efforts to qualify for registration on Form F-3, in any event no later than the conclusion of 12 calendar months following the closing of the Qualified IPO.

(b)

Subject to the terms of this Agreement, if the Company qualifies for Registration on Form F-3, any Registrable Holder may make a written request (a “Shelf Notice”) to the Company to file with the SEC a Registration Statement on Form F-3 (a “Shelf Registration”), provided that the anticipated aggregate gross offering price pursuant to such Shelf Registration shall be no less than US$5.0 million, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Registrable Holders of, all of the Registrable Shares pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC. The Shelf Notice shall specify the aggregate amount of Registrable Shares of the Registrable Holder to be registered therein and the intended methods of distribution thereof.

(c)

Following the delivery of a Shelf Notice, the Company shall use its best efforts to promptly file with the SEC a Registration Statement relating to such Shelf Registration, in any event i) within twenty (20) days following the delivery of such Shelf Notice if it is not required or desirable to include additional financial statements in the Shelf Registration Statement; or ii) within sixty (60) days following the delivery of such Shelf Notice if it is required or desirable to include, and the Company in facts includes, additional financial statements in the Shelf Registration Statement, and use its best efforts to cause the Registrable Shares specified in the Shelf Notice to be Registered and/or qualified for sale and distribution by the Registrable Holder from time to time in accordance with the methods of distribution elected by such Registrable Holder and set forth in the Shelf Registration Statement, in any event i) within ten (10) days following the delivery of such Shelf Notice if the SEC staff declares that it will not review the Shelf Registration Statement; or ii) within sixty (60) days following the delivery of such Shelf Notice if the SEC staff reviews the Shelf Registration Statement. Such Shelf Registration Statement shall be an automatic Shelf Registration Statement if the Company qualifies at such time to file such a Shelf Registration Statement.

(d)

The Company shall use its best efforts to keep any Shelf Registration Statement filed pursuant to clause 2.2 continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable in connection with any Shelf Take-Down until the earliest of (i) the date as of which all Registrable Shares have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or otherwise cease to be Registrable Shares; (ii) the termination of this Agreement; and (iii) such shorter period as the Registrable Holder shall agree in writing.

(e)

The Company shall be obligated to consummate no more than two (2) Shelf Registrations initiated by the Registrable Holder that have been declared effective pursuant to clause 2.2. For the avoidance of doubt, if a Shelf Registration is terminated or withdrawn prior to being declared effective by the SEC for any reasons other than the Registrable Holder’s voluntary withdrawal from the Registration (excluding any withdrawal made pursuant to clause 2.4), such Registration shall not be deemed to constitute one Shelf Registration under this this subclause (e).

2.3	Right of Deferral

The Company shall not be obligated to Register or qualify Registrable Shares pursuant to this clause 2.3:

(a)

if, within five (5) days of the receipt of a Demand Notice or a Shelf Notice from a Registrable Holder to Register any Registrable Shares under clauses 2.1 or 2.2, the Company gives notice to the Registrable Holder of its bona fide intention to file a Registration Statement of Shares for its own account within thirty (30) days of receipt of that request;

provided, that the Company is actively employing in good faith its best efforts to cause that Registration Statement to become effective i) within ten (10) days following the filing of the relevant Registration Statement if the SEC staff declares that it will not review such Registration Statement; or ii) within sixty (60) days following the filing of the relevant Registration Statement if the SEC staff reviews such Registration Statement;

provided, further, such Registration Statement shall register the Registrable Shares set forth in the Demand Notice or Shelf Notice; or

(b)

during the period starting with the date of filing by the Company of, and ending 90 days following the effective date of any Registration Statement pertaining to Shares other than an Exempt Registration, provided, that the Registrable Holders shall be given the opportunity to register their Registrable Shares requested to be included in the offering pursuant to such Registration Statement; or

2.4	Underwritten Offerings

(a)

If the Registrable Holder so request, an offering of Registrable Shares pursuant to clauses 2.1 and 2.2 shall be in the form of an underwritten offering, and the Registrable Holder shall select the managing underwriter or underwriters for the offering. If any Registrable Holder intends to sell the Registrable Shares covered by its demand by means of an underwritten offering, such Registrable Holder shall so advise the Company as part of its Demand Notice or Shelf Notice. All Registrable Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Registrable Holder.

(b)

Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Shares to be underwritten in a Registration pursuant to clauses 2.1 or 2.2, the Registration shall not proceed unless the Registrable Holders request to proceed in writing; provided that any Registrable Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriters delivered at least twenty (20) days prior to the effective date of the Registration Statement.

(c)

If any Registrable Holder disapproves the terms of any underwriting, the Registrable Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least twenty (20) days prior to the effective date of the Registration Statement. Any Registrable Shares excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Registrable Holder to the nearest one hundred (100) shares.

(d)

Any withdrawal request for Registration made by a Registrable Holder pursuant to clause 1.4 shall not be deemed to constitute one of the Demand Registrations or Shelf Registrations pursuant to clauses 2.1 or 2.2, as the case may be.

3.	PIGGYBACK REGISTRATIONS

3.1	Registration of the Company’s Securities

Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Shares, or for the account of any holder of Shares, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly (but in no event less than twenty (20) days prior to the proposed date of filing of such Registration Statement) give each Registrable Holder written notice of such Registration (a “Company Registration Notice”). The Company Registration Notice shall specify, in good faith, the estimated aggregate amount of Shares to be Registered in such Registration Statement, the estimated offering price and offering schedule, and the intended methods of distribution thereof, and shall offer such Registrable Holders the opportunity to Register under such Registration Statement or include in such offering such number of Registrable Shares as the Registrable Holders may request in writing delivered to the Company within ten (10) days after the date that Company Registration Notice has been delivered. The Company shall include in such Registration any Registrable Shares thereby requested to be Registered by such Registrable Holder. If a Registrable Holder decides not to include all or any of its Registrable Shares in such Registration by the Company, such Registrable Holder shall nevertheless continue to have the right to include any Registrable Shares in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

No Registration of Registrable Shares effected pursuant to a request under this clause 2 shall be deemed to have been effected pursuant to clauses 2.1 or 2.2 or shall relieve the Company of its obligations under clauses 2.1 or 2.2.

3.2	Right to Terminate Registration

Except with the written consent of the Investor (such consent shall not be unreasonably delayed or withheld), or as required under applicable Laws, the Company may not terminate or withdraw any Registration initiated by it under clause 3.1 prior to the effectiveness of such Registration, if any Registrable Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with clause 4.3 (b).

3.3	Underwriting Requirements

(a)

In connection with any offering involving an underwriting of the Company’s Shares, the Company shall not be required to Register the Registrable Shares of a Registrable Holder under this clause 3 unless such Registrable Holder’s Registrable Shares are included in the underwritten offering and such Registrable Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and approved by the Registrable Holders in writing, and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Registrable Holders seeking Registration of Registrable Shares pursuant to this clause 3 in writing that market factors (including the aggregate number of Registrable Shares requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Shares to be underwritten, the Company shall include in such Registration (i) first, the Shares of that the Company proposes to sell; (ii) second, the Registrable Shares requested to be included therein by Registrable Holders; and (iii) third, the Shares requested to be included therein by holders of Shares other than Registrable Holders; provided, that in any event the holders of Registrable Shares shall be entitled to register the offer and sale or distribute at least 50% of the Registrable Shares so requested to be included in any such Company Registration.

(b)

If any Registrable Holder disapproves the terms of any underwriting, the Registrable Holder may elect to withdraw therefrom by written notice to the Company prior to the effective date of the Registration Statement. Any Registrable Shares excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4	Exempt Registrations

The Company shall have no obligation to Register any Registrable Shares under this clause 3 in connection with a Registration by the Company relating solely to the sale of securities to participants in a Company share incentive plan, relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable), or on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Shares and does not permit secondary sales (collectively, “Exempt Registrations”).

4.	REGISTRATION PROCEDURES

4.1	Registration Procedures and Obligations

Whenever required under this Agreement to effect the Registration of any Registrable Shares held by the Registrable Holders, the Company shall, as expeditiously as reasonably possible in accordance with the terms hereunder:

(a)

prepare and file with the SEC a Registration Statement with respect to those Registrable Shares and cause that Registration Statement to become effective, and keep the Registration Statement effective until the distribution thereunder has been completed;

(b)

prepare and file with the SEC amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(c)

furnish to the Registrable Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may request in order to facilitate the disposition of Registrable Shares owned by them;

(d)	Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as requested by the Registrable Holders;

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(f)

promptly notify each holder of Registrable Shares covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the SEC, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with law, and at the request of any such Registrable Holder promptly prepare and furnish to such Registrable Holder copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with law;

(g)

furnish, at the reasonable request of any Registrable Holder requesting Registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered for sale in connection with a Registration pursuant to this Agreement, copies of (A) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (B) comfort letters dated as of (x) the effective date of the final registration statement covering such Registrable Shares, and (y) the closing date of the sale of the Registrable Shares, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h)	otherwise comply with all applicable rules and regulations of the SEC to the extent applicable to the applicable Registration Statement;

(i)

not, without the written consent of the Investor, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Securities Act;

(j)

provide a special legal opinion issued by a qualified counsel, at the cost of the Company, if any special legal opinion is requested by the Company, the Company’s underwriter or underwriters, or any of their counsels in an underwritten offering pursuant to clause 3;

(k)

provide a transfer agent and registrar for all Registrable Shares Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Shares, in each case not later than the effective date of the Registration; and

(l)

take all action necessary to list the Registrable Shares on the primary exchange on which the Company’s securities are then traded or, in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2	Information from Registrable Holder

Registrable Holder shall furnish to the Company such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Shares.

4.3	Expenses of Registration

(a)

All expenses incurred in connection with Registrations, filings or qualifications of Registration pursuant to clauses 2.1 and 2.2, including (without limitation) all Registration, filing and qualification fees, printers’ fees and fees and disbursements of legal counsel for the selling Registrable Holders, and the underwriting discounts, selling commissions, disbursements of legal counsels for all selling Registrable Holders, expenses charged by the depositary bank and transfer tax applicable to the sale of Registrable Shares pursuant to Registration under clauses 2.1 and 2.2, shall be borne by the Registrable Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Shares sold in such Registration, provided, however, that accounting fees, and fees and disbursements of counsel for the Company, if applicable, shall be borne by the Company.

(b)

All expenses, but excluding the underwriting discounts, selling commissions, expenses charged by the depositary bank, and transfer tax applicable to the sale of Registrable Shares pursuant to Company’s Registration under clause 3 (which shall be borne by the Registrable Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Shares sold in such Registration), incurred in connection with Registrations, filings or qualifications of Company’s Registration under clause 3, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and the Selling Registrable Holder, shall be borne by the Company.

5.	REGISTRATION-RELATED INDEMNIFICATION.

5.1	Company Indemnity

(a)

In the event of a Registration under this Agreement, to the maximum extent permitted by Law, the Company will indemnify and hold harmless (absent fraud, willful default or misconduct of such Person being indemnified) each Registrable Holder, such Registrable Holder’s partners, officers, directors, employees, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Registrable Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i)

any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto);

(ii)

the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii)	any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws.

The Company will reimburse, as incurred, each such Registrable Holder, underwriter or Person who controls (as defined in the Securities Act) such Registrable Holder or underwriter for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)

The indemnity agreement contained in this clause 5.1 shall (i) exclude any Violation that occurs solely in reliance upon and in conformity with written information furnished by such Registrable Holder for use in connection with such Registration (it being understood that such information is limited to the information regarding the relevant Registrable Holder set out in clause 4.2), and (ii) be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party under this clause 5.1 and shall survive the transfer of securities by such Holder or any indemnified party.

5.2	Registrable Holder Indemnity

(a)

In the event of a Registration under this Agreement, to the maximum extent permitted by Law, each selling Registrable Holder that has included Registrable Shares in a Registration will, severally but not jointly, indemnify and hold harmless the Company, its directors, officers, employees, and legal counsel, each other Registrable Holder selling securities in connection with such Registration, any underwriter (as defined in the Securities Act), and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Registrable Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Registrable Holder for use in connection with such Registration (it being understood that such information is limited to the information regarding the relevant Registrable Holder set out in clause 4.2); and each such Registrable Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this clause 5.2, for any legal or other expenses incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Registrable Holder’s liability under this clause 5.2 (when combined with any amounts paid by such Registrable Holder pursuant to clause 5.4) shall exceed the net proceeds received by such Registrable Holder from the offering of securities made in connection with that Registration.

(b)

The indemnity contained in this clause 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor.

5.3	Notice of Indemnification Claim

(a)

Promptly after receipt by an indemnified party under clauses 5.1 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under clauses 5.1, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.

(b)

An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

(c)

The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this clause 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this clause 5.

(d)

No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4	Contribution

(a)

If any indemnification provided for in clauses 5.1 or 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.

(b)

The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case:

(i)

no Registrable Holder will be required to contribute any amount (after combined with any amounts paid by such Registrable Holder pursuant to clause 5.2) in excess of the net proceeds to such Registrable Holder from the sale of all such Registrable Shares offered and sold by such Registrable Holder pursuant to such Registration Statement; and

(ii)

no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

5.5	Underwriting Agreement

The Parties shall use best efforts to procure that any underwriting agreement entered into in connection with an underwriting public offering shall contain customary provisions on indemnification and contribution that are consistent with provisions on indemnification and contribution in this Agreement.

5.6	Survival

The obligations of the Company and Registrable Holders under this clause 5 shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	ADDITIONAL REGISTRATION-RELATED UNDERTAKINGS

6.1	Reports under the Exchange Act

With a view to making available to the Registrable Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Registrable Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees to:

(a)

make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times after the effective date of the Qualified IPO Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)	file with the SEC in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)

at any time after the effective date of the Qualified IPO Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Registrable Holder, upon request:

(i)

a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed);

(ii)	a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the SEC;

(iii)

such other information as may be requested in availing any Registrable Holder of any rule or regulation of the SEC, that permits the selling of any such securities without Registration or pursuant to Form F-3; and

(iv)	a special legal opinion issued by a qualified counsel, at the cost of the Company, confirming that the respective Registrable Holder meets the requirements of Rule 144 of the Securities Act.

6.2	Company’s Undertakings

The Company shall use its best effort to assist the Registrable Holders in connection with the sale, transfer, and/or disposition of the Registrable Shares, and shall provide the Registrable Holders with any necessary documentation and information, including but not limited to any corporate approval and corporate confirmation required for the sale, transfer, disposition of the Registrable Shares by the Registrable Holders.

6.3	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the written consent of the Investor, enter into any agreement with any holder or prospective holder of any Shares of the Company that would allow such holder or prospective holder:

(a)

to include such Shares in any Registration filed under clauses 2.1 or 2.2, unless under the terms of such agreement such holder or prospective holder may include such Shares in any such Registration only to the extent that the inclusion of such Shares will not reduce the amount of the Registrable Shares of the Registrable Holders that are included; or

(b)

cause the Company to include such Shares in any Registration filed under clauses 2.1 or 2.2 on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Registrable Holders.

6.4	Termination of Registration Rights

The registration rights set forth in clauses 2.1 or 2.2 shall terminate with respect to a Registrable Holder upon the earlier of i) the date on which such Registrable Holder holds no Registrable Share, or ii) the date that is the fifth (5th) anniversary following the consummation of the Qualified IPO.

6.5	Exercise of Ordinary Share Equivalents

Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register warrants, options and rights exercisable for Registrable Shares and instruments convertible into or exchangeable for Registrable Shares which have not been exercised, converted or exchanged, as applicable, for Registrable Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Registrable Holder.

6.6	Intent

The terms of clauses 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States of America. The Parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a)

it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the Parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(b)

in the event that the Company will undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Shares, the Company is committed to use its best efforts to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Shares in a public offering in the United States of America as if the Company had listed Shares in lieu of such derivative securities.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

By:	/s/ Zhang Shaowei
Name: Zhang Shaowei
Title: Director

LONGWATER TOPCO B.V.

By:	/s/ L.A.L. Larsson
Name: L.A.L. Larsson
Title: Director

By:	/s/ M.L. van Dam
Name: M.L. van Dam
Title: Director